EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (Nos. 333-143179, 333-149973, 333-158224, 333-165493, 333-173851, 333-204096, 333-212256, 333-210093, 333-216671, 333-226736, 333-239993, 333-254457, 333-257580, 333-261253, 333-262247, 333-269461, 333-273586 and 333-276734) on Form S-8 and Registration Statements (Nos. 333-163811, 333-188492, 333-197903, 333-213223 and 333-240467) on Form S-3 of CarParts.com, Inc. and its subsidiaries (formerly known as U.S. Auto Parts Network, Inc.) of our reports dated March 7, 2024, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of CarParts.com, Inc. and its subsidiaries, appearing in this Annual Report on Form 10-K of CarParts.com, Inc. and its subsidiaries for the year ended December 30, 2023.

/s/ RSM US LLP

Irvine, California

March 7, 2024